Exhibit 10.1
January 23, 2007
Mr. Francis S. Blake
2455 Paces Ferry Road
Atlanta, Georgia 30339
Dear Frank:
I am pleased to confirm The Home Depot, Inc.’s (the “Company”) offer and your acceptance of your appointment to Chairman & Chief Executive Officer, effective January 2, 2007, reporting directly to the Company’s Board of Directors. Your new base annual salary will be $975,000, payable in equal biweekly installments, commencing January 29, 2007.
In addition to your base salary, you will continue to participate in the Management Incentive Program (“MIP”) in accordance with its terms. Beginning in fiscal year 2007, your annual incentive target will be equal to 200% of your base salary, based upon achieving established goals. You will also continue to participate in the Company’s Long-Term Incentive Plan (“LTIP”) in accordance with its terms. Beginning with the fiscal year 2007—2009 plan, your LTIP target will be equal to 100% of your base salary as of the beginning of the plan. To be eligible for payment of any MIP or LTIP incentive, you must be employed on the day on which the incentive is paid (unless your termination of employment is due to death, disability or Retirement as provided by the terms of the MIP and LTIP plan documents).
Following your acceptance of this agreement, at the next regularly scheduled meeting of the Company’s Board of Directors in February 2007, you will receive a grant of Performance Shares under the 2005 Omnibus Stock Incentive Plan equal to the greatest number of whole shares of the Company’s common stock resulting from dividing $2,500,000 by the closing stock price on the grant date. The payout of the Performance Share award will depend on the Company’s total shareholder return (“TSR”) percentile ranking, compared to the TSR ranking of individual companies included in the S&P 500 Index, at the end of the three year performance period commencing with Fiscal 2007. The target award payout is 100% at the 50th percentile ranking, 300% at the 100th percentile ranking and 25% at the 26th percentile ranking. Payout is interpolated for results between these percentile rankings. There is no payout for rankings below the 26th percentile. Earned shares will be issued to you as soon as administratively practical after the end of the performance period, free and clear of restrictions, subject to the standard provisions of the plan and award document. To be eligible for payment of the Performance Shares, you must be employed at the time the shares are paid; provided, however, that in the event of your employment termination due to death, disability or retirement, in each case at or after age 60 with at least 5 years of continuous service with the Company, you will be eligible to receive any Performance Shares that otherwise would have been paid to you had your employment continued through the payment date. In the event your employment ends due to death or disability during the 3-year performance period and before you are retirement eligible at age 60 with 5 years of continuous service, you or your estate will be eligible for a prorated portion of the Performance Shares that otherwise would have been paid to you had your employment continued through the payment date.
Following your acceptance of this agreement, at the next regularly scheduled meeting of the Company’s Board of Directors in February 2007, you will receive a grant of nonqualified stock options under the 2005 Omnibus Stock Incentive Plan equal to the greatest number of whole shares of the Company’s common stock resulting from dividing $2,500,000 by the product of the closing stock price on the grant date and 27.25%, with an exercise price equal to the closing stock price on the grant date. The options will vest and become fully exercisable on the later of the first anniversary of the grant date and the date the closing stock price has been 25% greater than the exercise price of the options for thirty consecutive trading days (the “Target Closing Stock Price”). The options will expire on the earlier of (i) employment termination for any reason other than death, disability or Retirement, (ii) five years from the grant date if the Target Closing Stock Price is not achieved by such date or, otherwise, (iii) ten years from the grant date. You will have 3 months after employment termination, and before expiration of the option, to exercise any vested portion of the award. However, in the event of your retirement at or after age 60 with at least 5 years of continuous service, or your death or disability at any time, your options will continue to vest pursuant to the foregoing vesting schedule and, if vested before the fifth anniversary of the grant date, may be exercised until the tenth anniversary of the grant date as noted above; provided, however, in the event that your employment ends due to death or disability before you are retirement eligible at age 60 with 5 years of continuous service, your options may only be exercised for one year following the later of the vesting date or the date of termination of your employment.
The above equity awards are in lieu of any equity awards that you would have received at the time of the Company’s broad-based annual equity awards in March 2007.
In addition to the standard benefits package for salaried associates, as an executive officer of the Company, you will continue to be eligible to participate in the benefits provided to our executive officers, including but not limited to a death benefit only insurance policy, the Company’s executive life insurance program, and our lease car program. You are also eligible to continue participation in the Supplemental Executive Choice Program, which provides you with an annual supplemental benefit allowance. You can use this annual allowance to purchase additional disability or life insurance benefits, personal excess liability insurance, or you can use it to reimburse yourself for financial services or health care expenses not covered under our standard health plans.
The Company requests that, where practicable, you travel by use of Company aircraft or charter aircraft, for security purposes. However, you may elect to travel by commercial aircraft when you deem appropriate. Also, to accommodate your travel schedule, your family shall be allowed to travel aboard the Company’s aircraft, provided however, such personal use of the Company’s aircraft will require the inclusion in your taxable income of an amount equal to the related benefit of such accommodation. Such inclusion shall be made as required under the Internal

Revenue Code and related regulations. The Company will provide a tax gross-up for your family’s personal use of the aircraft only when the Company requests their attendance at a business meeting or other Company event.
Also, for security purposes, you will be provided with personal and home security by the Company’s Corporate Security Department, as considered necessary by such department.
You agree that you shall not, without the prior express written consent of the Executive Vice President, Human Resources of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation.
In the event your employment with the Company is terminated for any reason, you agree not to disclose any Company proprietary or confidential information to any future employer or third party or to take any such information, regardless of whether the information is in printed, written, or electronic form.
All payments described in this letter will be subject to applicable payroll and income tax withholding and other applicable deductions.
This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate this agreement with or without cause at any time. The Company will provide, and you agree to provide the Company, with 30 days’ prior written notice of any termination of your employment hereunder. This letter supersedes and replaces your previous employment letters, including but not limited to the letter dated February 5, 2002.
In the event that any provisions of this letter shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this letter shall not in any way be affected or impaired thereby.

We are excited about the opportunities that your leadership will bring to this role. Enclosed are duplicate originals of this letter. Please countersign one original and return it to us. The other original is for you.

Sincerely,

THE HOME DEPOT, INC.

/s/ Bonnie G. Hill
Bonnie G. Hill, Chair
Leadership Development & Compensation
Committee

pc:	Dennis Donovan
Frank Fernandez
Tim Crow
I accept this appointment to Chairman & Chief Executive Officer:
/s/ Francis S. Blake
Francis S. Blake

Date Signed:	January 23, 2007